CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 21 to the Registration Statement on Form N-4, 33-62407 of RiverSource® Flexible Portfolio Annuity of our report dated February 24, 2015 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2015 with respect to the financial statements of RiverSource Variable Account 10, which appear in Post-Effective Amendment 7 to the Registration Statement on Form N-4, 333-186218. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2015